                      AGREEMENT NOT TO COMPETE OR SOLICIT
                                 (John Zucker)

     This Agreement not to Compete or Solicit ("Agreement") is made and entered into as of June ___, 1998 by and between Micron Technology, Inc., a Delaware corporation, and John Zucker ("Officer"), to be effective as set forth in paragraph 1 below.

                                   RECITALS

     A. Micron Technology, Inc. has entered into an Agreement and Plan of Reorganization dated June 22, 1998 (the "Merger Agreement") with Rendition, Inc. ("Rendition"), pursuant to which Rendition will merge with and into Micron Technology, Inc. (the "Merger") with Micron Technology, Inc to be the surviving entity. The Merger will be effective at the "Effective Time" as defined in the Merger Agreement. As a condition of the Merger, Micron Technology, Inc. has required Officer to execute various forms of agreements, including this Agreement.

     B.   At the Effective Time, Officer will be employed by Micron Technology,
Inc. in the capacity of               .

     C. Micron is engaged in a highly competitive world-wide business of designing, developing, manufacturing, and marketing semiconductor memory products (including, but not limited to, DRAM, SRAM, Flash and SGRAM), other silicon-based integrated circuit products, remote intelligent communications, field emission displays, graphics processors/accelerators and related products.

     D. Officer's position with Micron Technology, Inc. is a position of trust and confidence which allows Officer access to confidential, proprietary and other information provided to Officer solely for use in a manner consistent with the best interests of Micron and consistent with officer's duty of loyalty. For example, and not by way of limitation, Officer has access to Micron's confidential and proprietary information, including but not limited to manufacturing operations, assets, information systems, intellectual property, contracts, customers, personnel, compensation, business, marketing and strategic plans, prospects, research and development, know-how, trade secrets, technologies (both process and product), engineering, design and performance data and capabilities, and financial data ("Micron's Proprietary Information").

     E. Micron Technology, Inc. and Officer have contemporaneously herewith entered into a severance agreement effective as of the Effective Time (the "Severance Agreement") pursuant to which Micron Technology, Inc. has agreed to provide certain levels of remuneration to Officer upon termination of employment or deemed termination of employment, pursuant to paragraphs 1 and 2(b), respectively, of the Severance Agreement.

                                   AGREEMENT

     In consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Effective Date of the Agreement. This Agreement will be effective as of the Effective Time of the Merger, provided that if the Effective Time of the Merger does not occur on or before December 15, 1998, this Agreement shall be null and void.

2. Covenant Not to Compete. During the Period of Restriction, Officer shall not in any part of the world, alone or in association with others, directly or indirectly, (A) be employed with, act as a consultant, agent or independent contractor for, or render advice or service to, any Business Entity that is In Competition With Micron, but only in respect of the Relevant Segment of such Business Entity which causes such Business Entity to be classified as being In Competition With Micron, or (B) as an owner, shareholder, officer, director, partner, lender, investor, co-venturer, act in any capacity that impacts or affects the activities of the Relevant Segment of a Business Entity In Competition With Micron.

     a.   Definitions.

     Capitalized terms used throughout the Agreement shall have the meanings assigned to them below or as assigned to them immediately following the use of such term, as the case may be.

          (1) Business Entity. The phrase "Business Entity" as used throughout this Agreement shall mean any person, proprietorship (including a proprietorship comprised of the Officer), corporation, joint venture, partnership, limited liability partnership, limited liability company, trust, organization, firm, or any other business or enterprise regardless of form, including foreign counterparts to any of the foregoing.

          (2) In Competition With Micron. The phrase "In Competition With Micron" as used throughout this Agreement shall mean the engagement or participation in (A) the design, development, manufacture, sale or marketing of
(i) semiconductor memory products (including, but not limited to, DRAM, SRAM, Flash and SGRAM), (ii) other silicon-based integrated circuit products, other than semiconductor memory products, the design, development, manufacture and marketing of which could reasonably be expected to utilize Micron's Proprietary Information, (iii) remote intelligent communications, (iv) field emission displays, or (v) graphics processors/accelerators and related products; or (B) any other silicon-based integrated circuit business in which Micron is currently engaged or becomes engaged prior to the Termination Date. For purposes of this Agreement, and without limiting the generality of the foregoing, the parties agree and acknowledge that Texas Instruments, Phillips Semiconductor, Samsung, Mitsubishi, Motorola, LG Semicon, NEC, Hitachi, Fujitsu, Hyundai, Mosel Vitelic, Winbond, Vanguard, Alliance, Etrontech, HMC, ISSI, TMT, TSMC, UMC, Advanced Micro Devices, Inc., IBM, Intel, SGS Thomson, Dallas Semiconductor, Sharp, Sony, Toshiba, NEC, Raytheon, PixTech, 3D Labs, 3Dfx, nVidia, ATI, S3, Trident and Cirrus, or Relevant Segments thereof, or a joint venture or other cooperative arrangement among or between two or more of any of the foregoing (or among or between any of the foregoing and any third party) are In Competition With Micron. Notwithstanding any other language in this Agreement to the contrary, nothing in this Agreement shall be interpreted or construed to prevent Officer from purchasing or holding for investment less than 3% of outstanding capital stock of any Business Entity that is In Competition With Micron with a class of equity securities which are regularly traded either on a national securities exchange or in the over-the-counter market.

          (3) Micron. The term "Micron" as used throughout this Agreement shall mean Micron Technology, Inc, and all subsidiaries and entities with which it consolidates its results of financial operations other than Micron Electronics, Inc.

          (4) Period of Restriction. The phrase "Period of Restriction" as used throughout this Agreement is defined to mean the period commencing on the effective date of this Agreement and continuing during the term of Officer's employment with Micron and for a period of one (1) year after the Termination Date.

          (5) Termination Date. The phrase "Termination Date" as used throughout this Agreement shall mean the effective date of written notice from Micron or Officer to the other that Officer's active employment with Micron is terminated for any reason, voluntary or involuntary, with or without cause. Officer's Termination Date under this Agreement shall be determined without regard to whether Officer is treated as an employee for benefit purposes under paragraph 3 of the Severance Agreement.

          (6) Relevant Segment. The phrase "Relevant Segment" shall mean with respect to a Business Entity, the separately identifiable division, group, unit, operation, section, subsidiary, portion or any other subdivision thereof (regardless of characterization by name) that engages in conduct deemed to be In Competition With Micron. In certain instances, a Business Entity may not have a Relevant Segment due to the fact that either (A) the Business Entity as a whole is engaged in conduct that constitutes activities In Competition With Micron or (B) it is difficult to identify the Relevant Segment of a Business Entity that is In Competition With Micron due to centralized management, centralized operations or other reasons. In the case of either subparagraph (A) or (B) of this definition, the Business Entity as a whole shall be deemed to be the "Relevant Segment" for purposes of this Agreement.

     b. Acknowledgment of Reasonableness of Restrictions. Officer specifically acknowledges and agrees that the nature of the limitations upon Officer's activities as specified herein, together with the duration and scope of such restrictions, are reasonable limitations on Officer's post-employment activities and that the restrictions are required to preserve, promote and protect Micron's Proprietary Information and the business, accounts and good-will of Micron and impose no greater restraint than is reasonably necessary to secure such protection.

     c. Interpretation of Covenant Not to Compete. In the event that any provision of the covenant not to compete set forth in paragraph 2 herein shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the duration or scope thereof, such invalidity or unenforceability shall attach only to the specific provision determined to be unenforceable and the remainder of the covenant shall remain in full force and effect for the greatest time period and for the broadest scope permitted by applicable law. Officer and Micron intend that the covenant not to compete set forth in paragraph 2 herein shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where such covenant not to compete is effective.

     d. Nondisclosure of Micron's Proprietary Information. Notwithstanding the expiration of the Period of Restriction, Officer expressly agrees never to disclose to any third party, or use, any of Micron's Proprietary Information. Officer shall not represent, consult with or render advice or service to, directly or indirectly, personally or through others, any person, firm or business entity in any intellectual property license discussions, negotiations, proceedings or litigation against Micron. Notwithstanding any other language in this Agreement to the contrary, nothing in this Agreement shall be interpreted or construed to prevent or prohibit Officer from testifying for hire as an expert witness in patent infringement cases, provided that (i) Micron is not an adverse party therein, or (ii) such testimony does not adversely impact any patents, intellectual property or products of Micron.

3. Non-Interference or Solicitation or Diversion of Business. During the Period of Restriction, Officer shall not, directly or indirectly, personally or through others interfere with the business relationship between Micron and its customers, dealers, distributors, suppliers, vendors, independent contractors, service providers, or other parties with which Micron has business relationships, or advise, encourage, induce or attempt to induce any such party to terminate its relationship with Micron, or to modify the terms of such relationship in a manner adverse to the best interests of Micron.

4. Non-Solicitation of Employees. During the Period of Restriction, Officer shall not directly or indirectly, personally or through others, (a) employ or solicit for employment, or advise or recommend to any other person, firm, business or entity that they employ or solicit for employment, any employee of Micron; provided however, that this paragraph shall not preclude Officer from giving an employment reference at the request of an employee of Micron or at the request of a prospective employer of such employee or (b) encourage, induce, attempt to induce, solicit or attempt to solicit any employee of Micron to leave his or her employment with Micron.

5. Conflicting Obligations. Officer agrees that, during the term of Officer's employment with Micron, Officer will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Micron is now engaged or becomes involved during the term of Officer's employment, nor will Officer engage in any other activities that conflict with Officer's obligations and duties to Micron.

6. Accounting for Profits. Officer covenants and agrees that in the event Officer violates any of Officer's restrictions or obligations under this Agreement Micron shall be entitled to an accounting and payment of all profits, compensation, commissions, remunerations or other benefits which Officer directly or indirectly has received and/or may receive as a result of, growing out of or in connection with the violation of any such restrictions or obligations. Officer and Micron acknowledge and agree that such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Micron is or may be entitled at law, in equity or under this Agreement.

7.   Entitlement to Equitable Relief.    Micron and Officer acknowledge and
agree that the breach by Officer of any restriction or obligation under this Agreement will cause Micron substantial, immediate and irreparable harm, that the extent of damages will be difficult to measure, and, consequently, there is no adequate remedy at law in the event of such breach. Accordingly, Micron and Officer agree that Micron shall be entitled to obtain immediate injunctive relief (without necessity of posting a bond), without prejudice to any other right Micron may have in law or in equity under this Agreement, by bringing an appropriate action for such remedy in any court of competent jurisdiction which Micron, in its sole discretion, deems appropriate.

8.   General Provisions.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho applicable to contracts entered into and to be performed entirely within such State.

     (b) Jurisdiction and Venue. Micron and Officer acknowledge the personal jurisdiction of, and consent to venue in, the state courts of Ada County, State of Idaho for any action arising out of or in any way related to the interpretation and enforcement of this Agreement.

     (c) Entire Agreement. Except as otherwise specifically provided herein, this Agreement sets forth the entire agreement and understanding between Micron and Officer relating to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless contained in a writing signed by both of the parties hereto. Any subsequent change or changes in Officer's duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement does not supersede, modify or alter the noncompete provisions of paragraph 2 of the Severance Agreement or the provisions of any Assignment of Rights & Inventions and/or Confidential Information agreements previously executed by Officer in favor of Micron (collectively, "Additional Agreements"). The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement.

     (d) Severability. If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions shall continue in full force and effect.

     (e) Termination of Employment. Nothing in this Agreement shall be construed to give to Officer any right to employment for any specific period of time, or to affect in any manner whatsoever the right or power of Micron to terminate Officer's employment, for any reason or no reason, with or without cause.

     (f) Legal Fees. In any action to interpret or enforce the terms of this Agreement, whether in law or in equity, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expert witness fees, and out-of-pocket costs incurred in connection with such action in addition to any other relief it may be awarded.

     (g) Successors and Assigns. This Agreement will be binding upon officer's heirs, executors, administrators and other legal representatives and will be for the benefit of Micron, its successors and assigns.

     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, Micron Technology, Inc. and Officer have executed this Agreement as of the date first set forth above.


MICRON:                                   JOHN ZUCKER:



Signature: /s/ Steven R. Appleton         Signature: /s/ John Zucker
Name:      Steven R. Appleton
Title:     Chairman, CEO and President